Exhibit 99.1

December 1, 2022

The Music Acquisition Corporation Amends Charter to Terminate Early Before Year-End and Announces December 1, 2022 as Amended Termination Date

NEW YORK, NY, Dec. 1, 2022 (GLOBE NEWSWIRE) -- On November 30, 2022, the stockholders of The Music Acquisition Corporation (“TMAC” or “the Company”) approved an amendment to TMAC’s amended and restated certificate of incorporation (the “Charter Amendment”) to allow TMAC to terminate early and redeem all of its outstanding Class A common stock (the “public shares”) prior to or on December 2, 2022. The Company filed the Charter Amendment with the Secretary of State of the State of Delaware on December 1, 2022.

In connection with the approval and implementation of the Charter Amendment, the holders of 22,367,351 public shares, exercised their right to redeem their shares for cash at a redemption price of approximately $10.05 per share, for an aggregate redemption amount of approximately $224,698,655. The Company has instructed Continental Stock Transfer & Trust Company, its trustee, to promptly distribute payment of the redemption price to such holders. Following such redemptions, 632,649 public shares remain outstanding.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early termination of the Company. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

About The Music Acquisition Corporation

The Music Acquisition Corporation is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company focused its efforts on identifying a prospective target business either directly or indirectly connected with the music sector, with particular emphasis on businesses where its significant strategic and operational expertise and long-standing position within the music industry would be a value-additive proposition to potential target businesses, though it was permitted to pursue targets in any industry or geographic region.

Investor Relations Contact

Investor Relations

The Music Acquisition Corporation

9000 W. Sunset Blvd #1500, Hollywood, CA 90069

E-mail: info@musicacquisition.com

Telephone: (747) 203-7219